Exhibit D-3

STATE TAX RETURN ADDENDUM TO TAX ALLOCATION AGREEMENT
AMONG
GREAT PLAINS ENERGY INCORPORATED
AND SUBSIDIARIES

       This State Tax Return Addendum to Tax Allocation Agreement (the "Addendum") is made effective as of October 1, 2001, by and among Great Plains Energy Incorporated ("GPE"), Great Plains Energy Services Incorporated, Kansas City Power & Light Company, Great Plains Power Incorporated, Home Service Solutions Inc., Worry Free Services, Inc., KLT Inc., KLT Investments Inc., KLT Investments II Inc., KLT Energy Services Inc., KLT Gas Inc., KLT Telecom Inc., FAR Gas Acquisitions Corporation, KLT Gas Operating Company, Kansas City Power & Light Receivables Company and Innovative Energy Consultants Inc. (collectively, the "members of the GPE Group" or "GPE Group" and individually "member of the GPE Group" or "GPE member"), and R. S. Andrews Enterprises, Inc., RSA Services Termite & Pest Control, Inc., R. S. Andrews Enterprises of Charleston, Inc., R. S. Andrews Enterprises of Dallas, Inc., R. S. Andrews Enterprises of Kansas, Inc., R. S. Andrews Enterprises of South Carolina, Inc., R. S. Andrews of Chattanooga, Inc., R. S. Andrews of Fairfax, Inc., R. S. Andrews of Maryland, Inc., R. S. Andrews Services, Inc., R. S. Andrews of Stuart II, Inc., R. S. Andrews of Tidewater, Inc. and R. S. Andrews of Wilmington, Inc (collectively, "RSAE" and individually "RSAE company").

Whereas, the members of the GPE Group, have executed a certain Tax Allocation Agreement effective as of October 1, 2001, as amended (the "Agreement"), and

Whereas, the Agreement does not explicitly address the allocation of liabilities and benefits arising from the filing of consolidated, combined or unitary state tax returns, and

Whereas, the RSAE companies are not affiliated corporations with members of the GPE Group within the meaning of section 1504 of the Internal Revenue Code of 1986, as amended, and are not parties to the Agreement, and

Whereas, the RSAE companies and certain members of the GPE Group file certain combined, consolidated or unitary combined state tax returns, and wish to provide for the allocation of state tax return liabilities, credits or other benefits thereunder, and

Whereas, the members of the GPE group wish to clarify their mutual understanding that the terms and conditions of the Agreement apply to consolidated and combined state tax returns, as supplemented by this Addendum.

Therefore, in consideration of the mutual promises and undertakings contained herein, the receipt and sufficiency of which is acknowledged, the members of the GPE Group and RSAE agree as follows:

1.  DEFINITIONS

a.     "State tax" is any net income, state alternative or add-on minimum, franchise, excise, net profits, license, or occupational tax together with any interest and penalty, and any additional amount imposed by any state or local governmental authority.

b.     "State group" means a state combined group, a state consolidated group or a state unitary combined group, as applicable, which has as members (i) one or more GPE members or (ii) one or more RSAE companies and one or more GPE members.

c.     "Member" means a GPE member or RSAE company which is a member of a state group.

2.  ALLOCATION OF TAX LIABILITY

a.     Any state tax liability before tax credits (including liability for interest, penalties, and/or other additions to such taxes) associated with the filing of a consolidated, combined or unitary combined state tax return shall be allocated to the GPE members and RSAE companies included in such returns following the procedures set forth in the Agreement, subject to the provisions of this Section 2.

b.     Because certain states utilize a combined, consolidated or unitary combined reporting methodology, the aggregate state tax liability before credits of the members within a state group may exceed the sum of the members' separate return state tax liabilities to that state. Conversely, the sum of the members' separate state tax return liabilities may exceed the state group's aggregate state tax liability to the state before credits. Notwithstanding anything to the contrary in the Agreement, subject to the next sentence and Sections 2.c. and 2.d., the liability or benefit allocated to each member in a state group will be the member's corporate taxable income or corporate taxable loss modified by appropriate state tax adjustments, in compliance with state statutes and regulations, multiplied by the state group's apportionment factor multiplied by the appropriate state statutory rate. Any benefit arising out of GPE's corporate taxable loss will be allocated to those members of the relevant state group or groups with corporate taxable income.

c.     If an RSAE company does not have a positive separate return tax for a tax year, that RSAE company shall not receive any payment from other members of any state group as a result of any such loss or credit attributable to that RSAE company. If and when that RSAE company would be able to utilize any previous losses or credits if, under the applicable state tax law, it had filed a state tax return on a separate basis, the members of the state groups who received the benefit of such losses or credits shall, on a proportionate basis, pay to that RSAE company an amount equal to the refund which would have been realized by that RSAE company as a result of the carry over of such loss or credit, with such payment being made in the year in which that RSAE company would have received the refund for such loss or credit on a separate return basis.

d.     In the event that an RSAE company is no longer a part of a state group with any GPE member, it shall immediately cease being a party to this Addendum and shall not be entitled to any further payment or other benefits pursuant to this Addendum.

[signature page follows]

Great Plains Energy Incorporated	Great Plains Power Incorporated

By /s/Bernard J. Beaudoin	By John J. DeStefano
Title: President and CEO	Title: President

Kansas City Power & Light Company	Home Service Solutions, Inc.

By William Downey	By John J. DeStefano
Title: President	Title: President

KLT Inc.	KLT Energy Services Inc.

By David J. Haydon	By David J. Haydon
Title: President	Title: President

KLT Investments Inc.	KLT Gas Inc.

By James P. Gilligan	By Charles W. Dein
Title: President	Title: President

KLT Investments II Inc.	KLT Telecom Inc.

By David J. Haydon	By Mark R. Schroeder
Title: President	Title: President

Worry Free Services, Inc.	KLT Gas Operating Company

By: John J. DeStefano	By: Charles W. Dein
Title: President	Title: President

FAR Gas Acquisitions Corporation	Great Plains Energy Services
Incorporated

By: Charles W. Dein	By: Bernard J. Beaudoin
Title: President	Title: President

Kansas City Power & Light	Innovative Energy Consultants Inc
Receivables Company

By: Andrea F. Bielsker	By: Bernard J. Beaudoin
Title: President	Title: President

R. S. Andrews of Wilmington, Inc.	R. S. Andrews Enterprises, Inc.

By: John J. DeStefano	By: John J. DeStefano
Title: Director	Title: Director

RSA Services Termite & Pest Control, Inc.	R. S. Andrews Enterprises of
Charleston, Inc.

By John J. DeStefano	By John J. DeStefano
Title: Director	Title: Director

R. S. Andrews Enterprises of Dallas, Inc.	R. S. Andrews Enterprises of
Kansas, Inc.

By John J. DeStefano	By John J. DeStefano
Title: Director	Title: Director

R. S. Andrews Enterprises of	R. S. Andrews of Chattanooga, Inc.
South Carolina, Inc.

By John J. DeStefano	By John J. DeStefano
Title: Director	Title: Director

R. S. Andrews of Fairfax, Inc.	R. S. Andrews of Maryland, Inc.

By: John J. DeStefano	By: John J. DeStefano
Title: Director	Title: Director

R. S. Andrews Services, Inc.	R. S. Andrews of Stuart II, Inc.

By: John J. DeStefano	By: John J. DeStefano
Title: Director	Title: Director

R. S. Andrews of Tidewater, Inc.

By: John J. DeStefano
Title: Director